UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 4, 2007

TOROTEL, INC.

(Exact name of registrant as specified in its charter)

Missouri	1-8125	44-0610086
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

620 North Lindenwood Drive

Olathe, KS  66062

(Address of principal executive office)(Zip Code)

(913) 747-6111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 4, 2007, the Board of Directors of Torotel, Inc. (the “Company”) elected S. Kirk Lambright, Jr. as member of the Board of Directors, filling one of two vacancies that had existed.  Mr. Lambright’s term will expire at the annual meeting of shareholders that will be held in 2008.  He will also serve on the Audit Committee and the Compensation and Nominating Committee.  The appointment of Mr. Lambright adds a new independent director to the Company’s board, bringing the total number of independent directors to three and the total number of directors to six, with one vacancy remaining.  No immediate candidates have been identified for the remaining vacancy.

Mr. Lambright is presently the chief operations officer and chief legal counsel for Mariner Wealth Advisors, a registered investment advisor firm.  Prior to joining Mariner, he was a member, co-chief executive officer, president and general counsel for Classic Eagle Distributing, LLC, an exclusive Anheuser-Busch wholesaler serving six counties in Kansas.  He has also held various management positions at Anheuser-Busch Companies.  Mr. Lambright holds a bachelor of science degree in business administration from the University of Missouri, a masters degree in business administration and a juris doctorate from St. Louis University.

Torotel’s independent directors are compensated at the rate of $6,000 per fiscal year, plus $600 per Board of Directors meeting attended, $300 for each telephonic board meeting attended, $400 per committee meeting attended and $200 for each telephonic committee meeting attended.  In addition, independent directors participate in the Directors Stock Appreciation Rights Plan.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TOROTEL, INC.

	By:	/s/ H. James Serrone
Vice President of Finance and
Chief Financial Officer

Date: June 6, 2007